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                      Petroleum Handling And Sale Agreement
                                 By and Between
              General Petroleum Company and Dara Petroleum Company















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Table of Contents
 Preamble

         Article (l):      Definitions and scope
         Article (2):      Delivery and Receipt Arrangements, Quantities and Operational Emergencies.
         Article (3):      Delivery Standards, Quality and Measurement
         Article (4):      Effective Date and Term
         Article (5):      Tariff
         Article (6):      Liabilities
         Article (7):      Warranties
         Article (8):      Settlement of Disputes by Arbitration
         Article (9):      Applicable Law
         Article(10):      Assignment
         Article (11):     Payments
         Article (12):     Final Provisions, Headings and Force Majeure
         Article (13):     Notices

         Appendix A: Description of Facilities
         Appendix B: Quantity of Unprocessed Crude Oil



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PETROLEUM HANDLING AND SALE AGREEMENT

This Agreement was made and entered as of 301 12/1999 by and between: The General Petroleum Company herein referred to as "COMPANY", a company organized and existing under the laws of the Government of the Arab Republic of Egypt. Legally represented by Engineer / Hassan Rizk - Chairman of the Board

And

Dara Petroleum Company, an operating company organized and existing under the laws of the Arab Republic of Egypt, herein referred to as "Petro Dara" Legally represented by Mr./Mamdouh Nagati - General Manager and Eng./ Essam
A. Moniem Chairman of the Board & MD

PREAMBLE

Whereas "Petro Dara" is in need of handling its crude oil produced from the Hana oilfield, West Gharib Area to the "COMPANY" which owns and operates facilities for processing, storing ,handling and exporting Crude Oil at Ras Gharib and Ras Bakr in the Arab Republic of Egypt and whereas Petro Dara desires to utilize the "COMPANY" Facilities for handling Crude Oil produced and saved from the Hana Field subject to the conditions specified herein.

WHEREAS COMPANY agrees to allow Petro Dara to utilize the COMPANY Facilities in accordance with the terms and conditions of this Agreement, and whereas Petro Dara desire to sell all of its Crude Oil to the "COMPANY" and the "COMPANY" as the purchaser of such Crude Oil, agrees to purchase all the Crude Oil from Petro Dara.

NOW THEREFORE, in consideration of the premises and mutual understanding set out herein, COMPANY and Petro Dara hereby agree as follows:

ARTICLE (1): DEFINITIONS AND SCOPE

In addition to terms defined parenthetically herein and unless the context requires otherwise, capitalized terms shall have the definitions attributed thereto in the Concession Agreement:

"Affiliated Company" means a company its share capital conferring a majority of votes at stockholders' meetings of such company, of which is owned directly or indirectly by a party hereto; which is the owner directly or indirectly of share capital conferring a majority of votes at stockholders' meetings of a party hereto; or whose share capital conferring a majority of votes at stockholders' meetings of such company and the share capital conferring of majority of votes at stockholders' meetings of a party hereto are owned directly or indirectly by the same company.

"Barrel" means forty-two (42) United States gallons corrected to a temperature of 60 of 14.65 PSIA

"Concession Agreement" means West Gharib Concession Agreement issued by Law No. 15 of 1998 between Dublin International Petroleum Limited (Dublin), EGPC and Government of Egypt.

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"Crude Oil" means crude oil produced from the Hana Field and delivered by
Petro Dara to the COMPANY at the Receiving Point either as Net Processed Crude Oil or Unprocessed Crude Oil.

"Day" means a period beginning at zero six hundred hours (0600) and ending twenty-four (24) hours later at zero six hundred hours (0600), local time at the Gulf of Suez.

"Receiving Point" means that point or points at which the quantity of the crude oil measured and delivered to the COMPANY at Ras Bakr No. 1 Station (Bakr South) either via pipeline or by Oil trucks

"Facilities" means the Facilities as described in Appendix "A" of this Agreement.

"COMPANY Facilities" means the Facilities owned and operated by COMPANY which is necessary for the execution of this agreement.

"Hana Facilities" means the Facilities, operated by Petro Dara.

"Month" means a Gregorian Calendar Month.

"Net Processed Crude Oil" means that quantity of Processed Crude Oil determined after the adjustments contemplated in Article 3.

"Net Unprocessed Crude Oil" means that quantity of Unprocessed Crude Oil determined after the adjustments contemplated in Article 3.

"Pipeline Specifications" means minimum crude oil quality specifications for the acceptance of Processed Crude Oil; as set out in this Agreement.

"Processed Crude Oil" means crude oil which has been processed at the Hana Facilities for the removal of water, bottom sediments and salt in accordance with Pipeline Specifications as set out herein, and delivered to the COMPANY at the Receiving Point.

"EGPC" means Egyptian General Petroleum Corporation.

"Gharib Blend" means processed Crude Oil which has the following specifications API 22(DEG.), Sulphur 3.5% by weight.

"Delivery Month" means the Gregorian Calendar Moth during which quantity of either Processed or Unprocessed Crude Oil was delivered by Petro Dara to the COMPANY.

Petro Dara, in consultation with COMPANY, shall be responsible for the design, construction and commissioning of the pipeline at its own cost to be constructed between the Hana Facilities and the Receiving Point at the COMPANY Bakr No.1 Station" Petro Dara shall have full exclusive use and enjoyment of the Pipeline for transportation of crude oil produced and saved in accordance with the Concession agreement

Petro Dara shall have the right to use COMPANY roads to transport crude oil by trucks to Bakr No.1 Station

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Petro Dara, at its sole election, may deliver Crude Oil either as Processed
Crude Oil or as Unprocessed Crude Oil to COMPANY at the Receiving Point and receive payment and be subject to tariff charges accordingly as set out in this Agreement.

ARTICLE (2) DELIVERY AND RECEIPT ARRANGEMENTS, QUANTITIES AND OPERATIONAL EMERGENCIES

Subject to the terms and conditions of this Agreement, Petro Dara shall deliver Crude Oil produced and saved from the Hana Field to COMPANY. COMPANY shall accept all such quantities of delivered Crude Oil.

COMPANY shall accept all quantities of, Crude Oil delivered by Petro Dara at the Receiving Point.

Notwithstanding the above, in case of 10, capacity limitations in COMPANY's Facilities due to operational emergencies, COMPANY may reduce the quantity of delivered Crude Oil pro rata with all other production from oil fields using Bakr No.1 Station and shall, as soon as possible, remedy or remove the, operational emergency and resume receipt of all Crude Oil.

In cases of operational emergencies, COMPANY shall give immediate notice 401 thereof to Petro Dara's designated Representatives. COMPANY will subsequently confirm the nature of the operational emergency in writing.

COMPANY, in its capacity as the purchaser of Crude Oil, has agreed that EGPC and Dublin's Crude Oil shall be sold, transferred and assigned to COMPANY at the Receiving Point, subject to payment by COMPANY of the purchase price in accordance with the provisions of Article 11.3 hereof.

Petro Dara shall have the right to audit the books and records of the COMPANY with respect to volumes of Crude Oil sold by COMPANY and prices received for said deliveries either for export or for selling locally.

ARTICLE (3) DELIVERY STANDARDS, QUALITY AND MEASUREMENT

Quality specifications of Crude Oil delivered by Petro Dara and accepted by COMPANY at Receiving Point is stipulated as follows:

Minimum API 22(DEG.) at 60(DEG.) F

Maximum Sulfur Content 3% by weight

Maximum Viscosity 20 CP at 70(DEG.) F

Maximum W.C 10% By

In the event that the monthly average quality deviates from the aforementioned specifications in any given month, then Petro Dara and COMPANY will consult to establish a mutually acceptable basis for handling such Crude Oil.

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The quantity of Unprocessed Crude Oil delivered and accepted at the Receiving
Point shall be adjusted in volume to 15(DEG.) C, in accordance with ASTM-IP P.M.T (ASTM D-1250) or designation IP 200, table 54 (unabridged) or latest revision thereof.

All measurements will be carried out in calibrated tanks in accordance with the procedures adopted by industry standards for measurements carried out in oilfields and which procedures are more fully described in Appendix B.

COMPANY's staff will make all calculations and copies thereof will be furnished to Petro Dara. A representative of Petro Dara may witness and check such calibrations and measurements. COMPANY will provide Petro Dara with twenty-four (24) hours advance notice of said calibrations.

The quality of Unprocessed Crude Oil will be determined in COMPANY's chemical laboratories from samples withdrawn from Unprocessed Crude Oil at the Receiving Point in accordance with standard procedures. The samples shall be tested to determine the quality of Unprocessed Crude Oil delivered as well as the quantities of water and sediments.

Representatives of Petro Dara shall have the right to witness these procedures. The characteristics that will be determined and advised to Petro Dara are:

API gravity degree at 60(DEG.) F

Sulphur content as a percent of Wt.

Viscosity CP at 70(DEG.) F
-Water content and sediments

The quantity of Net Unprocessed Crude Oil will be calculated by deducting the following from the quantity of Unprocessed Crude Oil delivered by Petro Dara and accepted by COMPANY at the Receiving Point:
3-1. Bottom sediments and water (BS&W) determined in accordance with Appendix
B of this agreement.
3-2a Temperature calibration and volume adjustment at 15(DEG.) C for, Petro
Dara crude, similar to what is applied to West Bakr, Assran, GPC Bakr and North area Crude Oil at the Receiving Point.
3-2b The actual production loss due to the measurements at the dedicated tanks in shipping terminal shall be accounted for at the end of every month according to the measurements at the dedicated tanks and the loading quantity. The losses will be distributed to the Ras Gharib crude oil partners according to their delivered quantities proportionally to COMPANY and Petro Dara representative will be allowed to check these measurements or run separate measurements independently. In the case that more quantities of oil were measured at the terminal tanks than what was measured at the dedicated tanks. These incremental quantity shall be divided between the partners according to their delivered quantities proportionally to the COMPANY.
3.3 The quality specification of Processed Crude Oil delivered by Petro Dara and accepted by COMPANY at Receiving Point shall conform to the Pipeline Specifications, stipulated as follows:

Maximum BS& W 0.25% (volume)

Maximum Salt Content 0.007% (weight)
The quantity of Processed Crude Oil delivered by Petro Dara and accepted by COMPANY at the Receiving Point will be adjusted for volume in the same manner as set out in Article 3.1 b.


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The quality of Processed Crude Oil delivered by Petro Dara and accepted by,
COMPANY at the Receiving Point will be determined in the same manner set out in Article 3.1

ARTICLE (4) EFFECTIVE DATE AND TERM

4.1 This Agreement shall become effective ("Effective Date") on the date that this Agreement is executed by all parties hereto (the date of receiving the first quantity from Hana crude oil. This Agreement shall expire at the date when Petro Dara's production rights under the Concession Agreement issued as law No. 15 of 1998 have expired or GPC concession right in this area expiration which ever is earlier.

4.2 Petro Dara or COMPANY, however, may terminate this Agreement upon giving two (2) Months prior written notice to the other party. It is understood that such termination notice shall not be, given during the first ninety (90) days after the Effective Date.

ARTICLE (5) TARIFF

5-1 UNDROCESSED OIL
Subject to the provisions as set forth in this Article, Petro Dara shall pay to the (COMPANY the following tariff per Barrel of Unprocessed Crude Oil delivered to COMPANY at the Receiving 11 Point for all services rendered to Petro Dara under the terms of this Agreement:

US $1.20 per Barrel for the first 3,000 Barrels per day.

US $1.10 per Barrel for the quantity above 3,000 up to 6,000 Barrels per day.

US $1.00 per Barrel for the quantity above 6,000 up to 10,000 Barrels per day.

US$0.80 per Barrel for the quantity above 10,000 Barrels per day.

5.2 PROCESSED OIL:

Subject to the provisions as set forth in this article, Petro Dara shall pay to the COMPANY the following tariff per Barrel of Net Processed Crude Oil delivered to COMPANY at the Receiving Point for all services rendered to Petro Dara under the terms of this Agreement:

US $ 0.49 per Barrel.

5.3 The Tariff will be revised every two years from the Effective Date subject to the both parties agreeing. The minimum Tariff payment is based on a minimum production of 500 B/D (1.2 x 500 = 600 U.S $1/Day) except for Force Majeure or Crude Oil reduction by instructions from EGPC during the first year of this Agreement Minimum Tariff shall increase to 1000 B/D in subsequent years (1.2 x 1000 = 1200 US D $/day) except for Force Majeure or Crude Oil reduction by instructions from EGPC .

At the end of each Delivery Month COMPANY shall submit to Petro Dara, Tariff invoice and Petro Dara shall pay during 30 days from receiving the invoice.

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The services given by COMPANY against such invoice shall include receiving
Hana crude oil in the Receiving Tanks, Crude oil analysis processing, pumping, and storing of Petro Dara's Net Unprocessed Crude Oil and Net Processed Crude Oil in the COMPANY Facilities, disposal of waste products and loading such Crude Oil from COMPANY Facilities for export from Ras Gharib terminal.

Well Sample to be analyzed at Petro Dara's cost.

5-4 In the event that Petro Dara's deliveries of Crude Oil have to be reduced due to Force Majeure or operational difficulties and/or emergencies, then in respect of the period in which deliveries of Crude Oil are so reduced:

Petro Dara shall pay only the tariff per Barrel applicable under Articles 5.1 and 5.2 on actual deliveries.

5-5 Force Majeure shall not include production fluctuation of the wells or mechanical failure of Petro Dara's equipment unless such mechanical failure is due to Force Majeure.

5-6 It is acknowledged that the COMPANY operates a fuel gas pipeline in the vicinity of the Hana Field.

COMPANY agrees that Petro Dara has the right to connect to this line and shall have access to fuel gas for processing Hana Field crude oil production and Petro Dara shall pay for the used gas at the formal prevailing price.

5-7 It is acknowledged that COMPANY operates a water supply line in the vicinity of the Hana Field.

COMPANY agrees that Petro Dara has the right to connect to this line and shall have access to water for use at the Hana Facilities, Petro Dara shall pay for the used water price at the formal prevailing price.

ARTICLE (6) LIABILITIES

6-l Upon delivery of Petro Dara's Crude oil into COMPANY's custody at the Receiving Point, COMPANY shall exercise due care in handling such Crude Oil in accordance with the terms and conditions of this Agreement. Petro Dara shall have the right independently to inspect the COMPANY Facilities.

6-2 Petro Dara shall not be liable for any death or injury of COMPANY's employees nor for any damage to or loss of COMPANY's property except to the extent such injury, loss or damage is caused by gross negligence or willful misconduct of Petro Dara's own employees, their contractors or contractors' employees.

6-3 COMPANY shall not be liable for death or injury of Petro Dara's employees nor for any damage to or loss of EGPC and Petro Dara's properties and any loss of EGPC and Petro Dara's Crude Oil prior to the Receiving Point, except to the extent such damage, loss or injury is caused by gross negligence or willful misconduct of COMPANY, its employees, contractors or contractors' employees.

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6-4 Not withstanding Article 3.2 b, after the delivery at the Receiving
Point, Petro Dara shall bear no liability or responsibility for any damage or spillage or loss of Crude Oil in the COMPANY Facilities and any such damage or spillage or loss shall not release COMPANY from its obligation to pay Petro Dara for its share of Crude Oil delivered hereunder except for the Force Majeure.

ARTICLE (7) WARRANTIES

Petro Dara hereby warrants that it is or will be entitled to a share of Crude Oil delivered at the Receiving Point according to the Concession Agreement, and further warrants that its share is free from all liens, claims, taxes, assessments and encumbrances of any kind and nature and agrees to indemnify COMPANY against all suits, judgements, actions, debts, accounts, damages, costs, losses and expenses arising from or out of any r adverse legal claims of any and all persons to or against any such Crude Oil. Petro Dara shall, within a reasonable time after receiving notice of the assertion of any such lien or adverse claim, notify COMPANY of such fact and shall permit COMPANY to participate in the defense against lien or adverse claim if COMPANY wishes to do so.

ARTICLE (8) SETTLEMENT OF DISPUTES BY ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Agreement, or breach, termination or invalidity there of between parties shall be settled by Arbitration in accordance with Arbitration Rules of the Regional Center for commercial Arbitration -Cairo ("the Center") in effect on the date of this Agreement. The award of the Arbitrators shall be final, binding on the parties and subject to no appeal.

The Arbitration tribunal shall be composed of three arbitrators.

Each party shall appoint one arbitrator. If, within thirty days after receipt of the Claimant's notification of the appointment of an arbitrator, the respondent has not notified the Claimant in writing of the name of the arbitrator, he appoints, the Claimant may request "The Center" to appoint the second arbitrator.

The two arbitrators thus appointed shall choose the third arbitrator who will act as the Presiding Arbitrator of the tribunal. If within thirty days after the appointment of the Presiding Arbitrator, then either party may request the Secretary General of Permanent Court of Arbitration at the Hague to appoint the Presiding Arbitrator in the same way as a Sole Arbitrator would be appointed under article 6.3 of the UNCITRAL.

Arbitration Rules. The Presiding Arbitrator shall be a person of a nationality other than A.R.E. or... and of a country which has a diplomatic relations with both A.R.E and Canada

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The arbitration proceedings including the making of the award shall take place in Cairo.

The provisions of this agreement relating to arbitration shall continue in force not withstanding the termination of this agreement. The award rendered may be entered in any court having jurisdiction and application may be made in such court for a judicial acceptance of the award or an order of enforcement, as the case may be.

ARTICLE (9) APPLICABLE LAW

9-1 The laws of the Arab Republic of Egypt will be applied in interpreting this agreement and in resolving any dispute arising hereunder.

The formal language for this contract is Arabic.

ARTICLE (10) ASSIGNMENT

Any party shall have the right to assign its rights and obligations under this Agreement whether in part or in whole to its Affiliated Companies provided that a written notice will be given to the other party

ARTICLE (11) PAYMENTS

11-1 All tariff payments under this Agreement shall be paid in U.S. Dollars within thirty (30) days after receipt of billing on the account indicated on the bill.

11-2 In the event Petro Dara has reasonable objections to any item or items of the tariff bill, it may withhold fifty (50) percent of the disputed part of the bill until a settlement is reached.

11-3 COMPANY shall pay the price of the net Crude Oil which delivered from Petro Dara within (30) days after receiving the invoice from Petro Dara according to the EGPC instructions to the COMPANY.

11-4 The price shall be paid in U.S $ Dollars to Petro Dara bank account. In the event of payments delay for any reason either for Tariff payment or Crude Oil price the delayed party shall pay delay penalty equals to LIBOR rate plus 2%.

ARTICLE (12) FINAL PROVISIONS, HEADINGS AND FORCE MAJEURE

The Article headings of this Agreement: are for convenience only and are not to be taken into consideration in interpreting the terms and conditions hereof.

No party shall be deemed to be in default of its contractual obligations to the extent that performance thereof is prevented by Force Majeure.

Force Majeure are contingencies caused by none of the parties which are unforeseeable at the time of signature, uncontrollable by the parties and which render the performance of the contractual obligations impossible as, for instance, Acts of God, Acts of War, blockage, revolution and strike.

ARTICLE (13) NOTICES

All notices, including invoices and other communications, required or permitted to be given under this Agreement, shall be in writing in the English and Arabic languages and shall be sufficiently given if delivered, sent by hand or registered mail or by prepaid telegraph, telex, cable or radiogram to COMPANY at the following address;

GENERAL PETROLEUM COMPANY
8, Dr, Mustafa Abou Zahra -Nasr City- Cairo, A.R.E.

Attention- Chairman of the Board

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DARA PETROLEUM COMPANY

5 Ramsis Street Heliopolis -Cairo A.R.E

Attention: Chairman of the Board & General Manager

Notices, including invoices and other communications shall be deemed to have been given when received, whether delivered, by hand mailed, by registered mail or couriers.

A party may change its address for the purposes set forth in Article 13.1 by giving seven (7) days prior written notice to the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENRAL PETROLEUM COMPANY
By:
Name: Eng./ Hassan Rizk
Chairman of the Board

DARA PETROLEUM COMPANY
By:
Name: Geol./ Mamdouh Nagati
General Manager and M.D

Name: Eng Essam A.Moniem
Chairman of the Board and MD










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